EXHIBIT 6.46



                            iQ Power Technology Inc.
                                   Suite 708-A
                            1111 West Hastings Street
                                  Vancouver, BC
                                     V6E 2J3
December 13, 2000


                     Re: Establishment of non-revolving term
              credit facility in favor of iQ Power Technology Inc.
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This  will  serve  as  a  commitment  letter  among  the  undersigned  Borrower,
Guarantor, and Lender herein described for the non-revolving credit facility in the amount of and on the terms set out below:

Borrower

iQ Power Technology Inc. (the "Borrower")

Guarantor

iQ Battery Research and Development GmbH (the "Guarantor")

Lender

John Lawson (the "Lender")

Credit Facility - Non-revolving Term Credit

$300,000 under which up to $100,000 may be advanced in any one month commencing January 2001 (the "Credit").

Purpose

To be used for the purposes approved by the Lender in writing at the time of each advance.

Interest Rate

Interest on the outstanding principal amount and interest on overdue interest compounded monthly will be payable as well after or before maturity and both before and after default or judgment or both at 24% per annum.

Term and Maturity

The Credit shall be drawn down on or before the April 30, 2001. All outstanding amounts of principal and interest shall be permanently repaid by June 30, 2001.

Repayment

Interest will be calculated and payable on the first day of each month on the basis of a calendar year for the actual number of days elapsed.

The principal amount of the Credit is to be repaid on demand made no sooner than one month following advance.



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                                      -2-



Availment

Availments will be made subject to the satisfaction by the Borrower of the terms and conditions of this letter and on the Borrower delivering to the Lender a promissory note for the amount of the availment.

Commitment Fee

The parties shall negotiate a commitment fee in good faith.

Security

The following security evidenced by documents, registrations, filings and opinions of counsel satisfactory to the Lender is to be provided prior to any availment being made:

     a. an unlimited guarantee given by Guarantor in the form prescribed by the Lender;

     b. a registerable debenture (the "Debenture") in the form prescribed by the Lender in the principal amount of up to $300,000 secured by:

          i. a first floating charge on the assets and undertaking of the Borrower, and

          ii. a first floating charge on the assets and undertaking of the Guarantor;

     c. a general security agreement on all of the undertaking, property and assets of the Borrower; and

     d. a general security agreement on all of the undertaking, property and assets of the Guarantor.

Convertibility

The Lender shall have the right at his sole and exclusive option at any time and from time to time during the term of the Debenture to convert the whole or any part of the Principal and Interest then outstanding into common shares of the Borrower for the conversion price of $0.50 per share.

Conditions Precedent

The Lender shall be under no obligation to make advances or availments to the Borrower until the Borrower has agreed with the Lender as to the use of the funds.

Events of Default

The Lender shall be entitled to stipulate reasonable events of default in the formal documentation required hereunder whereby the 30 day demand period shall terminate the the whole of the principal balance remaining unpaid together with interest may at the option of the Lender, become immediately due and payable.

Expenses

All expenses of the Lender, if any, including legal fees, in respect of the negotiation and preparation of this letter and security documentation and the enforcement of them and of security review will be for the account of the Borrower.

General

The terms of this Commitment Letter and the formal documentation contemplated hereunder are subject to the following:



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                                      -3-



a.   the preparation of formal documents acceptable to the parties; and

b. the approval of the Board of Directors of the Borrower to the terms of the formal agreements.

Once this Commitment Letter has been executed, formal documentation shall be prepared, settled and executed no later than December 31, 2000.

If the foregoing accurately summarizes our understanding, would you kindly indicate the same on the enclosed copy of this Commitment Letter in the space provided and return the same as soon as possible.


Yours truly,

iQ Power Technology Inc.

Per: Peter E. Braun
     -----------------------------------


Per: Greg Sasges
     -----------------------------------

Accepted effective December 13, 2000.

iQ Battery Research and Development GmbH

Per: Peter E. Braun
     -----------------------------------

Per: /s/ [ILLEGIBLE]
     -----------------------------------

Accepted effective December 13, 2000.


/s/ John Lawson
----------------------------------
John Lawson